Exhibit 99.1

Triumph Bancorp Announces Pricing of $39.5 million of Fixed-to-Floating Rate Subordinated Notes

DALLAS – November 21, 2019 (GLOBE NEWSWIRE) – Triumph Bancorp, Inc. (NASDAQ: TBK) (“Triumph” or the “Company”) today announced the pricing of its public offering of $39.5 million aggregate principal amount of its Fixed-to-Floating Rate Subordinated Notes due 2029 (the “Notes”). The Notes were offered to the public at 100% of their face amount.

The Notes will initially bear interest at 4.875% per annum, payable semi-annually in arrears, from and including the date of issuance to, but excluding, November 27, 2024 or earlier redemption, and, thereafter, and to, but excluding, the maturity date or earlier redemption, interest shall be payable quarterly in arrears, at a floating per annum rate, determined for the applicable quarterly interest period, plus 333 basis points. The Company intends to use the net proceeds from this offering for general corporate purposes, which may include repurchasing its securities (including its common stock), extending credit to, or funding investments in, its subsidiaries and repaying, reducing or refinancing indebtedness.

Keefe, Bruyette & Woods, A Stifel Company acted as sole book-running manager for the Notes offering.

Triumph has filed a shelf registration statement on Form S-3 (including a prospectus) with the Securities and Exchange Commission (“SEC”) which was declared effective on March 30, 2018. Before you invest in the offering to which this communication relates, you should read the prospectus in that registration statement and the preliminary prospectus supplement related to the offering and the other documents Triumph will file with the SEC for more complete information about Triumph and the offering. You may get documents for free by visiting the SEC website at www.sec.gov. Alternatively, Triumph, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Keefe, Bruyette & Woods, A Stifel Company at 787 Seventh Avenue, Fourth Floor, New York, NY 10019, by e-mail at USCapitalMarkets@kbw.com, by fax at 212-581-1592, or by calling 1-800-966-1559.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of those securities, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to their registration or qualification under the securities laws of any such state or jurisdiction.

About Triumph

Triumph Bancorp, Inc. (Nasdaq: TBK) is a financial holding company headquartered in Dallas, Texas. Triumph offers a diversified line of community banking, national lending, and commercial finance products through its bank subsidiary, TBK Bank, SSB. www.triumphbancorp.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Investors are cautioned that such statements are predictions and that actual events or results may differ materially. Triumph’s expected financial results or other plans are subject to a number of risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and the forward-looking statement disclosure contained in Triumph’s Annual Report on Form 10-K, filed with the SEC on February 12, 2019. Forward-looking statements speak only as of the date made and Triumph undertakes no duty to update the information.

Source: Triumph Bancorp, Inc.

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Investor Relations:

Luke Wyse

Senior Vice President, Finance & Investor Relations

lwyse@tbkbank.com

214-365-6936

Media Contact:

Amanda Tavackoli

Senior Vice President, Marketing & Communication

atavackoli@tbkbank.com

214-365-6930